Exhibit 99.1

Imprivata Announces Sales Leadership Transition

LEXINGTON, Mass.—(BUSINESS WIRE)—Imprivata® (NYSE: IMPR), the healthcare IT security company, announced today that Thomas Brigiotta, Senior VP, Worldwide Sales, has notified the company that he has accepted an offer for a senior role at a private company. Mr. Brigiotta will continue to serve in his current role through August 5, 2016 to facilitate an orderly transition. Imprivata has commenced a search for Mr. Brigiotta’s replacement.

“On behalf of our entire team, I would like to thank Tom for his contributions to Imprivata”, said Omar Hussain, President and CEO of Imprivata. “He led our sales organization for 8 years, helping take Imprivata from $20 million to over $120 million in revenues, and he built a strong global field organization and experienced leadership team.”

About Imprivata

Imprivata® (NYSE: IMPR), the healthcare IT security company, provides healthcare organizations globally with a security and identity platform that delivers authentication management, fast access to patient information, secure communications, and positive patient identification. Imprivata enables care providers to securely and efficiently access, communicate, and transact patient health information to address critical compliance and security challenges while improving productivity and the patient experience. For more information, please visit www.imprivata.com